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                                                               Exhibit 10.71

                            ASSET PURCHASE AGREEMENT

    This Purchase Agreement (the "Agreement"), dated as of March24, 1998, made and entered into by and between WSEA, Inc. ("Seller"), a South Carolina corporation, Cumulus Broadcasting, Inc. ("Broadcasting"), a Nevada corporation, and Cumulus Licensing Corporation, a Nevada corporation ("Licensing"). Broadcasting and Licensing are referred to collectively herein as the "Buyer".

                                R E C I T A L S:

    1. Seller is the licensee of Radio Station WSEA(FM), Atlantic Beach, South Carolina, (the "Station") and holds the license and other authorizations issued by the Federal Communications Commission (the "FCC") for the operation of the Station. Seller also owns or leases all tangible and intangible assets used or useful in the business and operations of the Station.

    2. Buyer desires to acquire all of the assets of Seller used or useful in the operation of the Station, and Seller is willing to convey such assets to Buyer, subject to the terms and conditions set forth in this Agreement.

    3. The purchase and sale contemplated herein is subject to prior approval by the FCC.

    NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, Seller and Buyer hereby agree as follows:

                                    ARTICLE I
                                   TERMINOLOGY

    1.1 Acquired Assets. The FCC Authorizations and the Assets as defined herein.

    1.2 Act. The Communications Act of 1934, as amended.

    1.3 Closing. The closing with respect to the transactions contemplated by this Agreement.

    1.4 Closing Date. The date on which the transactions contemplated by this Agreement shall be consummated as provided in Section 11.1.

    1.5 Commencement Date of the TBA. The date on which Buyer begins providing programming to Seller for broadcast on the Station, as defined in Section 8.

    1.6 Documents. This Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this


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Agreement, including amendments thereto that are expressly permitted under, or agreed upon by the parties pursuant to, the terms of this Agreement.

    1.7 FCC Authorizations. All license, permits and other authorizations, including any temporary waiver or special temporary authorization issued by the FCC to Seller in connection with the conduct of the business and operation of the Station, as set forth on Schedule 3.3.

    1.8 FCC Order. An order or decision of the FCC granting its consent to the assignment of the FCC Authorizations to Buyer.

    1.9 Final Action. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

    1.10 Lien. Any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

    1.11 Permitted Lien. Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the Station's business; any easement, right-of-way or similar imperfection in the Seller's title to its Assets or properties that, as reasonably perceived by Buyer individually and in the aggregate, are not material in character or amount and do not and are not reasonably expected to materially impair the value or materially interfere with the use of any asset or property of the Station material to the operation of its business as it has been and is now conducted; liens in favor of Seller's lenders which shall be removed at or prior to the Closing and any other claims which will be removed at or prior to the Closing, in each case solely at Seller's expense.

    1.12 Station Agreements. The agreements, leases, commitments, contracts, and other items described in Schedule 2.1.3.

    1.13 TBA. The Time Brokerage Agreement which Seller and Buyer will enter into simultaneously with this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

    2.1 Sale and Purchase of Assets. On the terms and conditions herein set forth, at Closing, Seller shall sell, assign, transfer, and convey to (i) Licensing, and Licensing shall


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purchase and acquire from Seller, all of the FCC Authorizations listed on
Schedule 3.3; and (ii) Broadcasting, and Broadcasting agrees to purchase and acquire from Seller all of the assets (except the FCC Authorizations and as otherwise expressly excluded) now owned or hereafter acquired and used by Seller or useful in operating the Station (the "Assets"), free and clear of all Liens (except Permitted Liens), including without limitation the following:

         2.1.1 Personal Property. Title or assignment of leases to all tangible personal property, whether owned or leased, of Seller used or useful in the operation of the Station, including all broadcasting and office equipment, furniture, furnishings, equipment, machinery, installations and fixtures, including but not limited to, all replacements and additions thereto and deletions therefrom arising in the ordinary course of business between the date of this Agreement and the Closing Date as listed on Schedule 3.4 hereto.

         2.1.2 Station Agreements. All Station Agreements which are set forth on
Schedule 2.1.3 hereto. Material Station Agreements shall be marked on Schedule
2.1.3 with an asterisk.

         2.1.3 FCC Reports/Files. Copies of all documents required by the FCC to be maintained by the Seller relating to the operation of the Station, including but not limited to, the local public inspection files, and all books of account (other than those covered by section 2.2.5), logs, and records necessary for the Buyer's operation of the Station;

         2.1.4 Intangible Assets. The call signs "WSTU", logos, jingles, music formats and music libraries used by Seller or useful in Station's operations, together with the goodwill associated therewith and other intangible property listed and described in Schedule 2.1.5 hereto (collectively, the "Intellectual Property").

         2.1.5 Leases. Any lease agreements or equipment lease agreements used or useful in the operation of the Station as set forth in Schedule 2.1.3, including but not limited to the tower lease .

    2.2 Excluded Assets. The following assets are expressly excluded from the Station's assets to be purchased and sold:

         2.2.1 Cash on hand as of the Closing Date;

         2.2.2 Deposit accounts as of the Closing Date;

         2.2.3 Accounts receivable; and

         2.2.4 All of Seller's corporate books and records related to internal corporate matters and financial relationship's with Seller's lenders.

    2.3 No Assumption of Liabilities. Buyer shall assume no liabilities or obligations of


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Seller, including, without limitation, accounts payable, debts, liabilities, and other obligations, whether pursuant to a contract or otherwise, except liabilities and obligations under the Station Agreements that arise during and are attributable to any period on or after the Commencement Date of the TBA (the "Assumed Obligations") or as otherwise expressly provided herein, and Seller agrees to pay and discharge all Liabilities and obligations of Seller other than the Assumed Obligations on or before the Closing Date.

    2.4 Purchase Price. The Buyer agrees to pay Seller, as consideration for the purchase of the Acquired Assets, the purchase price ("Purchase Price") described in Schedule 2.4 to this Agreement, and agrees to make the escrow deposit (the Deposit") in the form and manner described in Schedule 2.4 and the Escrow Agreement attached as Exhibit 1.

    2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as mutually agreed to by Buyer and Seller at or before the Closing. Said allocation schedule shall be prepared pursuant to Section 1060 of the Internal Revenue Code.

    2.6 Proration of Expenses. Subject to the TBA and except as otherwise provided in this Agreement, the following items shall be pro-rated as of the Commencement Date of the TBA and paid, as between Seller, on the one hand, and Buyer, on the other hand, at the Closing (to the extent possible) in the manner provided for herein below:

         2.6.1 All pre-paid expenses and deposits, and all expenses for which liability has accrued but whose payment is not yet due or paid as of the Commencement Date of the TBA, including but not limited to (i) such expenses in connection with the Station Agreements, (ii) rents and deposits, (iii) utility deposits and charges, including electricity, water and sewer charges, (iv) business and license fees, including any retroactive adjustments thereof, (v) property and equipment rentals, (vi) applicable copyright or other fees, (vii) sales and service charges, (viii) real and personal property taxes in connection with the Acquired Assets, (ix) operating expenses, (x) all wages and salaries, vacation pay, sick leave and other leave allowances, awards, bonuses, commissions, and other forms of employment compensation and benefits that have accrued in favor of (but that as of the Commencement Date of the TBA have not yet been paid or provided to), any employees of Seller who shall become employees of Buyer after the Closing, and (xi) similar prepaid and deferred items and all revenues arising from the operation of the Station, shall be pro-rated and adjusted between Buyer and Seller in accordance with the principle that Seller shall receive all revenues, and shall be responsible for all expenses, costs, and liabilities allocable to the conduct of the business or operations of the Station up to midnight on the Commencement Date of the TBA. Any credit to Seller for a pre-paid expense shall not exceed an amount commensurate with the value to Buyer of the pre-paid expense. All prorations shall be made in accordance with generally accepted accounting principles. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any contract other than the Station Agreements in Schedule 2.1.3 hereto, or any other obligation or liability not being assumed by Buyer.


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         2.6.2 At the conclusion of sixty (60) days from and after the Closing
Date, a final adjustment shall be made of the items to be pro-rated between Buyer and Seller pursuant to Section 2.6.1.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the schedules attached hereto.

    3.1 Organization and Good Standing; Ownership. Seller is a corporation validly organized, existing, in good standing and qualified to do business under the laws of the State of South Carolina. Seller has all requisite power and authority to own, operate and lease the Acquired Assets and carry on the business of the Station as it is now being conducted. Seller has paid (or shall pay when due) all franchise and similar fees imposed by the State of South Carolina.

    3.2 Authorization and Binding Effect of Documents. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions contemplated hereby. By the Closing, necessary corporate actions approving this Agreement and Seller's obligations hereunder shall have been taken, including without limitation, the Board of Directors of Seller has duly authorized the execution, delivery, and performance of this Agreement and the other Documents. This Agreement and each of the other Documents executed or to be executed by Seller have been, or at or prior to the Closing will be, duly executed and delivered by Seller. The execution, delivery and performance of the terms of this Agreement and each of the other Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, will not conflict with or result in the breach, alteration or modification of or constitute a violation of or default under, any of the terms, conditions or provisions of Seller's articles of incorporation, by-laws, or any license, judgment, order, decree, law, regulation, rule or ruling of any court, arbitration or governmental authority to which Seller is subject, or conflict with, result in the breach of, or constitute a default under, any other agreement, lease, contract or other commitment to which Seller, its principals or any of the Acquired Assets are subject and will not result in the creation of any Lien on any of the Acquired Assets to be conveyed. Subject to obtaining the FCC Order and any consents to assignment of the Station Agreements, the execution, delivery and performance of this Agreement by Seller does not require the consent of any governmental authority or other third party. This Agreement constitutes (and each of the other Documents, when executed and delivered by Seller, will constitute) the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting the enforcement of creditors' rights.


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    3.3 FCC Authorizations.

         3.3.1 Seller is the legal holder of the FCC Authorizations listed on
Schedule 3.3. There is not now pending, or to the knowledge of the Seller threatened, any action by the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Authorizations, or any investigation, Order to Show Cause, Notice of Violation or of Apparent Liability or of Forfeiture, or material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorizations for the Station or Seller. All material reports, forms, applications, statements, and other information required to be filed by Seller with the FCC with respect to the Station have been filed, are complete and accurate in all material respects, and will continue to be filed as required through the Closing Date. The Station is operating in material accordance with its respective FCC Authorizations, and in material compliance with the Act and the rules and regulations of the FCC, including but not limited to the FCC's policy on exposure to radio frequency radiation. The renewal of the FCC Authorization for the Station wold not constitute a major environmental action under the FCC's rules or regulations.

         3.3.2 The FCC Authorizations (a) are in full force and effect, unimpaired by any material act or omission of Seller, or its agents, and constitute all of the permits and Authorizations required by the Act, the rules and regulations thereunder or the FCC for, or used in, the operation of the Station as now operated; (b) constitute all the Authorizations, including amendments and modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Station; and (c) are not subject to any restriction or condition which would limit in any respect the full operation of the Station as now conducted.

    3.4 Tangible Personal Property.

         3.4.1 Schedule 3.4 lists all tangible personal property (other than office supplies and other incidental items) used or useful in the conduct of the business and operations of the Station (the "Tangible Personal Property").

         3.4.2 Seller has good and marketable title to all of the Tangible Personal Property (except for the items indicated on Schedule 3.4 as leased or licensed by Seller), free and clear of all Liens, except Permitted Liens.

    3.5 Litigation. Except as described in Schedule 3.5 and except for any investigations and rule-making proceedings affecting the broadcasting industry generally, there are no actions, judgments (issued or outstanding), suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of Seller, threatened against Seller, its principals or the Station before or by any court, arbitration tribunal or governmental department or agency of any kind, domestic or foreign that would give any third party the right to enjoin the transactions contemplated by this Agreement; that could adversely affect Seller's ability to consummate the transactions contemplate hereunder;


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or that could adversely affect Buyer as the owner of any of the Station. Seller does not know of any basis for such claim, litigation, proceeding or investigation. Should any such litigation or other proceeding commence or be threatened after the date of this Agreement, Seller shall promptly, and in no event later than five (5) days after becoming aware of it, notify Buyer and use its best efforts to accomplish the prompt removal or dismissal thereof.

    3.6 Broker's or Finder's Fees. Other than American Media Services, LLC, to which no fee shall be due from either Seller or Buyer, no agent, broker or other person or firm acting on behalf of or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.

    3.7 Disclosure. No representation, warranty or other statement by Seller in this Agreement or any other Document furnished by Seller or on its behalf contains, or will contain, any untrue statement of a material fact, or omits to state a material fact necessary to make any representation, warranty or statement contained herein or therein not misleading, in any such case that was knowingly or willingly made or omitted, as the case may be, by Seller.

    3.8 Undisclosed Obligations and Discharge of Liens. There are no material commitments, liabilities or obligations relating to the Station, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by Seller of the liabilities of third parties, other than the Permitted Liens or as otherwise disclosed to Buyer herein. As of the Closing Date, Seller will have paid and discharged all taxes, assessments, excises, liens, levies and judgments for which it is obligated and which are then due and payable and Seller shall promptly pay and discharge, as and when any of them become due and payable after Closing, all taxes, assessments, excises, liens, levies and judgments for which it is obligated or which are a Lien on any of the Acquired Assets immediately prior to the Closing.

    3.9 Insurance. Seller currently has, and subject to the TBA, through the Closing Date will maintain, insurance on the Acquired Assets in an amount sufficient to cover the value of said Acquired Assets and consistent with the terms of this Agreement will use the proceeds of any claims for loss to repair, replace or restore any damaged property. All such policies are outstanding and full in force and effect and will continue to be outstanding and in full force and effect until the Closing Date.

    3.10 Real Property. The Acquired Assets include no owned Real Property. All Real Property on which facilities owned, leased or otherwise used by Seller in the operation of the Station are located is leased by Seller (the "Leased Real Property"). To the best of Seller's knowledge, the Leased Real Property is free and clear of all conditions, equities, reservations, restrictions, encroachments, adverse uses, easements, servitudes or limitations except as listed and described in Schedule 3.11, none of which shall interfere with Buyer's intended use of the Leased Real Property for the Station's operations. To the best of Seller's knowledge, Seller's improvements upon and use of the Leased Real Property conform in all material


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respects to all restrictions, restrictive covenants, building codes, fire regulations, building restrictions, and federal, state and local laws, regulations and ordinances. To the best of Seller's knowledge, there is no pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any of the Leased Real Property.

    3.11 Other Matters Related to Leased Real Property. Except as set forth in
Schedule 3.11, there are no leases or rental agreements regarding the occupancy or use of the Leased Real Property with respect to the Station. To the best of Seller's knowledge, with respect to those transmitting facilities of the Station located on the Leased Real Property, all towers, guy lines, anchors, ground systems and all other structures are located entirely within the confines of the Leased Real Property. To the best of Seller's knowledge, the Leased Real Property is freely accessible directly from public streets, or, if not, any use of adjoining private land to access the same is done in accordance with valid easements of record.

    3.12 Environmental Representations. Except as set forth in Schedule 3.13:
(a) to the best of Seller's knowledge, none of the Leased Real Property has ever been used by Seller, by the owners and/or prior owners or operators, to treat, produce, handle, transfer, process, transport, dispose or otherwise release petroleum products, a "hazardous substance," "hazardous waste," "pollutant" or "contaminant" (as such terms are defined in any applicable federal, state, or local laws, ordinances, rules and regulations, and including any and all other terms which are or may be used in any applicable environmental laws to define prohibited or regulated substances (collectively "Toxic Substances")), other than in compliance with all applicable laws, ordinances, rules and regulations of all federal, state or local governmental authorities. To the best of Seller's knowledge no Toxic Substances are present on or below the surface of the Leased Real Property; (b) Seller has no knowledge of any notification having been filed with regard to a release of any Toxic Substances on or into the Leased Real Property; (c) neither Seller nor, to the best of Seller's knowledge, any present or former owner or operator of the Leased Real Property has been identified as a potentially responsible party for clean up liability with regard to the emission, discharge or release of any hazardous substance or for any other matter arising under law in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint, nor has Seller been threatened with such; (d) Seller has no knowledge of any: (1) generation, treatment, recycling, storage or disposal of any hazardous waste, (2) underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of hazardous substance, (3) landfill or solid waste disposal area, (4) asbestos-containing materials, (5) "friable" asbestos (as defined in the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., and the regulations promulgated thereunder), (6) electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls (PCBs) in, on or at any Leased Real Property. Seller is in compliance in all material respects with all applicable federal state and local regulations concerning any USTs that are located at the Leased Real Property. To the best of its knowledge, Seller has not committed violations of any environmental law, statute, ordinance or regulation with regard to the Leased Real Property.



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    3.13 Contracts. Schedule 2.1.3 is a true and complete list of all Station
Agreements to be assigned to and assumed by Buyer. Schedule 2.1.3 indicates for each Station Agreement whether a consent thereunder is required for assignment of the Station Agreement. Seller is not in material default under any of these Station Agreements and Seller has no knowledge of the breach of any material provision of such Agreements. Seller has not been granted, and has not granted, any material waiver or forbearance with respect to any of the Station Agreements. No event has occurred which, but for the passage of time or giving of notice, or both, would or might constitute a material default by Seller under such Station Agreements, and there is no outstanding notice of material default or termination under any such Agreement. Except for the consents required pursuant to the terms of the Station Agreements, Seller has authority to assign its rights thereunder to Buyer on terms and conditions no less favorable to Buyer than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of such Agreements. The Material Station Agreements as designated in Schedule 2.1.3 include all those necessary to conduct, in all material respects, the business and operations of the Station as now conducted. Each of the Station Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect. Seller holds the right to enforce and receive the benefits under each of the Station Agreements free and clear of any Lien but subject to the terms and provisions of each Station Agreement. The Station Agreements listed on
Schedule 2.1.3 include all leases for the Leased Real Property. Schedule 2.1.3-A lists all arrangements for the sale of air time or advertising on the Station in excess of $1,000 since January 1, 1997, and the amount to be paid to the Seller therefor. The Seller has no reason to believe and has not received a notice or indication of the intention of any of the advertisers or any third parties to material contracts of Seller to cease doing business or to reduce in any material respect the business transacted with the Seller or to terminate or modify any agreements with the Seller (whether as a result of consummation of the transactions contemplate hereby or otherwise).

    3.14 Taxes and Reports. Seller has filed all material federal, state and local tax returns and state franchise returns which are required to be filed by Seller, and has paid in full all taxes, interest, penalties, assessments and deficiencies owed by or which have been assessed or levied against Seller or any of its assets or properties (except any such obligations as are being contested in good faith). Any additional taxes, interest, penalties, assessments and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Seller arising from the operation of the Station prior to the Closing Date shall be the responsibility of Seller. All other material federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Seller in connection with the Station's operations, personal property, real estate or payroll have been duly and timely filed. Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it (except any such obligations being contested in good faith), and has paid all installments of estimated taxes due. All taxes, levies and other assessments which the Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or held by the Seller for such payment.


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


    3.15 Operation in Ordinary Course. Since January 1, 1997, except as set forth on Schedule 3.15, there has not been any material adverse change in the assets, liabilities, business, financial condition, operations, or future prospects of the Seller with respect to the operation of the Station. Without limiting the generality of the foregoing, Seller (i) has operated the Station in the ordinary course of business consistent with past practices; (ii) other than this Agreement, has not entered into any agreement, contract, lease, sublease, license or sublicense outside of the ordinary course of business; (iii) has not delayed or postponed (beyond its normal practice in the ordinary course of business) the payment of accounts payable and other liabilities; (iv) has not altered its credit and collection policies or its accounting policies; (v) has not entered into or terminated any employment arrangement, employment contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except in the ordinary course of business; (vi) has not materially altered the programming, formal or all letters of the Station or its promotional or marketing activities, except in the ordinary course of business; (vii) except as set forth on Schedule 3.15, has not applied to the FCC for any modification of the FCC Authorizations or failed to take any action necessary to preserve the FCC Authorizations and has operated the Station in material compliance therewith and with the rules and regulations of the FCC; (viii) has not terminated or received notice of termination for any syndicated programming; and (ix) has not committed to any of the foregoing.

    3.16 Intellectual Property. Schedule 2.1.5 lists all Intellectual Property applied for, owned, used or licensed (either as licensor or licensee) in connection with the operation of the Station. Except as disclosed on Schedule 2.1.5:

           3.16.1 Seller owns, free and clear of conflicting claims or restrictions and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of the Station as presently conducted, all of the Intellectual Property listed on
Schedule 2.1.5 and all such Intellectual Property is in full force and effect.

             3.16.2 There are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property listed on Schedule 2.1.5.

           3.16.3 No person or entity has been granted any license or other right or interest in or to any of the Intellectual Property listed on
Schedule 2.1.5 or to the use thereof.

         3.16.4 Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property listed on Schedule 2.1.5 and Seller has never received any charge, complaint, or notice alleging interference, infringement, misappropriation or violation of any Intellectual Property rights of third parties.

    3.17 Employees. Schedule 3.17 sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the


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Station by each employee as of the date hereof. Seller is not a party to nor bound by any collective bargaining or similar agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or collective bargaining disputes. Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Station. Seller has no knowledge of any basis for any claim by past or current employees of Seller or applicants for employment that Seller or its management has discriminated based upon the individual's race, sex, national origin, religion, ethnicity, handicap or other protected characteristic under applicable law.

    3.18 Employee Benefits. Seller maintains, and in the past has maintained, no Employee Benefit Plan to which it contributes or is required to contribute for the benefit of any current or former employee of Seller. Seller does not have any commitment to create any Employee Benefit Plan that would affect any employee of Seller.

    3.19 Financial Statements. Included in Schedule 3.19 are the following financial statements (collectively, the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996; and
(ii) unaudited balance sheets and statements of income, as of and for each month during 1997 for Seller. The Financial Statements have been prepared in conformity with Seller's normal accounting policies, practices and procedures applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly present the financial condition of Seller and the results of operation of Seller at the dates and for the periods, indicated, and are consistent with the books and records of Seller.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the schedules attached hereto.

    4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing, and qualified to do business under the laws of the State of Nevada. Buyer has or as of the Closing Date shall have, authority to conduct business in the State of Nevada and each such other state in which it conducts business, including South Carolina. Licensing has all requisite corporate power to acquire the FCC Authorizations and to become the licensee of the Station. Buyer agrees to furnish at Closing a Certificate of Good Standing for the State of Nevada and a Certificate of Foreign Corporation Authorization to Do Business in the State of South Carolina.

    4.2 Authorization and Binding Effect of Documents. Buyer has full power and authority to execute, deliver, and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions contemplated hereby and thereby. By the Closing, all necessary corporate actions approving this Agreement and Buyer's obligations hereunder shall have been taken, including without limitation, the Boards of Directors of Licensing and Broadcasting have duly authorized the execution, delivery and performance of this Agreement and each of the Documents. This Agreement and each of the other Documents to be executed by Buyer have been, or at or prior to the Closing will be, duly executed and delivered by Buyer. The execution, delivery and performance of the terms of this Agreement and each of the other Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not conflict with or result in the breach, alteration or modification of or constitute a violation of or default under any of the terms, conditions or provisions of Buyer's articles of incorporation, by-laws, or any license, judgement, order, decree, law, regulation, rule or ruling of any court, arbitration or governmental authority to which Buyer is subject, or result in the breach of, or constitute a default under, any other agreement, lease, contract or other commitment to which Buyer, its principals or any of its assets are subject. Subject to obtaining the FCC Order, the execution, delivery and performance of this Agreement does not require the consent of any third party. This Agreement constitutes (and each of the other Documents, when executed and delivered by Buyer will constitute) legal and valid obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting the enforcement of creditors' rights.

    4.3 Governmental Consents and Consents of Third Parties. With the exception of the FCC, Buyer's execution, delivery, and performance of its obligations under this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature which Buyer is a party to or bound by, the failure of which to obtain would have a material adverse effect on the ability of Buyer to consummate the transactions or perform its obligations hereunder or under any other Document.

    4.4 Qualifications. Buyer has no knowledge of any facts concerning Buyer or any person with an attributable interest in Buyer (as such term is defined under decisions, rules and regulations of the FCC) which would, under present law (including the Act) and present rules, regulations and practices of the FCC (i) disqualify Buyer from owning and operating the Station; or (ii) raise a substantial and material question of fact (within the meaning of Section 309(a) of the Act) respecting Buyer's qualifications. Buyer will not take, or fail to take, any action it knows or has reason to know would cause such disqualification or raise such question of fact. Should Buyer become aware of any such facts, it will promptly notify Seller in writing thereof and use us best efforts to prevent such disqualification. Buyer further represents and warrants that (i) no waiver is required under Section 73.3555 of the FCC's rules and regulations regarding ownership of multiple radio stations with overlapping signals; and (ii) it is financially qualified to meet all terms, conditions and obligations arising or contemplated under this Agreement.

    4.5 Broker's or Finder's Fees. No agent, broker or other person or firm acting on behalf of or under the authority of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

    4.6 Litigation. There are no legal, administrative, arbitration or other proceedings, unsatisfied judgments, orders, or decrees, injunctions, suits, claims, or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer before any court, arbitration tribunal or governmental department or agency that would give any third party the right to enjoin the transactions contemplated by this Agreement or that could adversely affect Buyer's ability to consummate the transactions contemplate hereunder. Buyer does not know of any basis for such claim, litigation, proceeding, or investigation. Should any such litigation commence after the date of this Agreement and before the Closing, Buyer shall promptly, andin no event later than five (5) days after becoming aware of it, notify Seller, and use its best efforts to accomplish the prompt removal or dismissal thereof.

    4.7 Disclosure. No representation, warranty or other statement by Buyer in this Agreement or any other Document furnished by Buyer or on its behalf contains, or will contain, any untrue statement of a material fact, or omit to state a material fact necessary to make any representation, warranty or statement contained herein or therein not misleading, in any such case that was knowingly or willingly made or omitted, as the case may be, by Buyer.

                                    ARTICLE V
                                    COVENANTS

    5.1 Affirmative Covenants of Seller. Between the date hereof and the Closing Date, except as otherwise expressly provided in this Agreement or the TBA, Seller shall:

         5.1.1 Continued Operation of Station. Prior to the Commencement Date of the TBA, continue to operate the Station in the ordinary course consistent with past practices, and at all times between the date hereof and the Closing Date, continue to operate the Station in conformity with the FCC Licenses, the Act, the rules and regulations of the FCC, and all other applicable laws, ordinances, regulations, rules and orders. If Seller receives any finding, order, complaint, citation or notice prior to Closing which asserts that any aspect of the Station's operations violates any rule, regulation or order of the FCC or any other governmental authority (an "Administrative Violation"), Seller shall promptly notify Buyer of any Administrative Violation, take action promptly to remove or correct any Administrative Violation, and, subject to the TBA, be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

         5.1.2 Reasonable Access. Subject to the terms of the TBA, provide Buyer and representatives of Buyer with reasonable access, during normal business hours, to the properties, contracts, books, files, logs, records and affairs of the Station, and furnish such additional information concerning the Station as Buyer may from time to time reasonably request.

         5.1.3 Notice and Consent to Assignment. Use reasonable efforts to procure and accomplish the consent of any third parties necessary for the assignment to Buyer of all Material Station Agreements and shall give notice to all third parties as reasonably requested by Buyer.

         5.1.4 Maintain Acquired Assets. Subject to the terms of the TBA, maintain all of the Acquired Assets in their present operating condition, repair and order, reasonable wear and tear in ordinary usage excepted, and maintain the inventories of spare parts and tubes for the technical operating equipment of Station at the levels normally maintained for Station.

         5.1.5 Maintain Licenses. Use its best efforts to maintain in full force and effect, or renew when required, the FCC Authorizations and any other licenses, permits and authorizations relating to the Station and timely file all FCC required reports or fees.

         5.1.6 Notice of Developments. Subject to the TBA, Seller will give Buyer prompt notice of any material development affecting business, operations or prospects of the Station or the Acquired Assets or the ability of the Seller to perform hereunder.

         5.1.7 No Solicitation. From the date hereof until the earlier of Closing or termination of this Agreement, neither Seller nor any affiliate of Seller shall directly or indirectly (i) solicit, initiate or encourage submission of any proposal or offer from any person relating to any acquisition or purchase of any interest in Seller or any material assets of any of the Station or any merger, consolidation or business combination with Seller (each an "Acquisition Proposal"), or (ii) participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise assist, facilitate, encourage or participate in or cooperate with, any effort or attempt by any person to make or effect an Acquisition Proposal.

    5.2 Negative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer which will not unreasonably be withheld, it being understood that such consent does not alleviate Seller's obligation to ensure that all warranties an representations hereunder remain true and correct as of the Closing Date:

         5.2.1 Mortgages. Create, assume or permit to exist any new mortgage or pledge, or subject to lien or encumbrance, any of the Acquired Assets, whether now owned or hereafter acquired, unless discharged of record prior to or at Closing.

         5.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Acquired Assets, whether now owned or hereafter acquired, except for disposal and consumption of supplies and inventories in the ordinary course and retirements in the normal and usual course of business of items no longer required for use in connection with the Station's operations, or in connection with the acquisition of similar property or assets of equal or greater value, with the cost of any such replacement property to be Seller's responsibility.

         5.2.3 Call Letters. Change the call letters of the Station.

         5.2.4 Collective Bargaining. Voluntarily enter into any collective bargaining agreement covering employees of the Station and voluntarily enter into any such collective bargaining agreement that contains a provision requiring assignment to and assumption of the agreement by a purchaser of the Station.

         5.2.5 Inconsistent Action. Take any action inconsistent with its warranties, representations or obligations hereunder or which could jeopardize or delay consummation of the transactions contemplated hereunder.

         5.2.6 Contractual Obligations. Do, or omit to do, any act which will cause a material breach of, or material default under, or termination of, any Material Station Agreement.

    5.3 Covenants of Buyer. Between the date hereof and the Closing Date,

         5.3.1 Inconsistent Action. Buyer shall not take any action inconsistent with its representations, warranties and other obligations hereunder or which could jeopardize or delay the consummation of the transactions contemplated hereunder.

         5.3.2 Title Insurance, Surveys and Environmental Assessments. Buyer, at its own expense, will obtain with respect to each parcel of Leased Real Property
(i) a leasehold owner's policy issued by a title insurer reasonably satisfactory to Seller, in an amount equal to the fair market value of such Leased Real Property (including all improvements thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Leased Real Property in the Buyer as of the Closing subject only to the lien for taxes not yet due and payable for the year of Closing, municipal and zoning ordinances, recorded utility easements and other easements of record, together with such endorsements for zoning, contiguity, public access and extended coverage as Buyer or its lender may reasonably request; (ii) a current "as built" survey (each, a "Survey"). Each Survey shall be prepared by a registered surveyor, shall comply with current ALTA Minimum Standard Detail Requirements, shall be certified to Buyer and its lender and sufficient for the title insurer's deletion of the standard exceptions relating to survey matters, and shall not disclose any matters which would materially impair Buyer's ability to use any of the surveyed Leased Real Property in the operation of the Station in the manner in which it is now used; and (iii) a Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to Seller which does not indicate that Seller or the Lease Real Property are not in compliance with any Environmental Law and which does not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. Buyer shall cause the environmental consultant or engineer to deliver a copy of the environmental report(s) to Seller at the same time as such report(s) are delivered to Buyer.

                                   ARTICLE VI
                                 OTHER COVENANTS

    6.1 Good Faith; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take all action and to do all things necessary, proper or advisable in good faith to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

    6.2 Control of Station. Subject to the TBA, the transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, Buyer and their employees or agents shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station, and such operation shall be the sole responsibility of and in the control of the Seller.

                                   ARTICLE VII
                                   FCC CONSENT

    7.1 FCC Consent. Within ten (10) days of the execution of this Agreement, Seller and Buyer shall jointly file with the FCC an application seeking approval of the FCC to the assignment of the FCC Authorizations from Seller to Buyer (the "Assignment Application"). Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filing with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider the FCC Order, to the end that the FCC Order shall become a Final Action as soon as practicable. Seller shall not take, nor permit any officer or director of Seller to take, and Buyer shall not take, nor permit any shareholder, officer or director of Buyer to take, any action that such party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order, or materially and adversely affect or materially delay the FCC Order from becoming a Final Action. Should Buyer or Seller become aware of any facts not disclosed which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order, or prevent or materially delay the FCC Order from becoming a Final Action, such party shall promptly notify the other party thereof in writing. Seller and Buyer shall share equally any filing fee required by the FCC for the Assignment Application, but the parties shall otherwise each bear its own expenses, including attorney's fees, in connection with the Assignment Application. If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercial reasonable efforts to comply with such condition, provided that neither party shall be required hereunder to comply with any condition that would have a material adverse effect on the

Station or such party. If necessary under this Agreement, Seller and Buyer shall jointly request from the FCC an extension of the effective period of the FCC Order if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Order. Nothing in this Section 7.1 shall be construed to limit either party's right to terminate this Agreement pursuant to the terms of Article XIII.

                                  ARTICLE VIII
                            TIME BROKERAGE AGREEMENT

    8.1 Time Brokerage Agreement. Concurrent with the execution of this Agreement, Buyer and Seller shall enter into a Time Brokerage Agreement ("TBA") pursuant to which Buyer will provide programming, commencing on March 23, 1998 (the "Commencement Date of the TBA"), for broadcast on the Station pending the FCC Order and the Closing contemplated hereunder.

    8.2 Accounts Receivable. Buyer agrees, as Seller's agent, to use its best efforts for a period of ninety (90) days following the Commencement Date of the TBA (the "Collection Period") to collect in the usual and ordinary course of business the accounts receivable of the Station in existence as of the Commencement Date of the TBA. Buyer shall not be required to institute any legal proceedings to enforce the collection of any Accounts Receivable or to refer any of the Accounts Receivable to a collection agency. Buyer shall not adjust any Accounts Receivable or grant credit without Seller's written consent, and any Accounts Receivable amounts collected on behalf of Seller shall be paid to Seller on the forty-fifth (45th) and ninetieth (90th) days after the Commencement Date of TBA. On the ninetieth (90th) day after the Commencement Date of the TBA, Buyer shall return to Seller the uncollected Accounts Receivables, together will all files concerning the collection or attempts to collect the Accounts Receivable, and Buyer's responsibility shall cease. Buyer shall incur no liability to Seller for any uncollected account. All sums collected by Buyer during the Collection Period from any person obligated with respect to any Account Receivable shall be applied first to Seller's Accounts Receivable. After full satisfaction of Seller's account the balance, if any, shall be applied to Buyer's accounts.

                                   ARTICLE IX
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF BUYER TO CLOSE

    Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

    9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct in all material respects at the Closing Date with the same effect as though made at such time, except for changes permitted under this Agreement.

    9.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.

    9.3 FCC and Other Consents.

         9.3.1 The FCC Order shall have been issued by the FCC (this condition may not be waived) without any condition materially adverse to Seller, Buyer or Station, and shall have become a Final Action.

         9.3.2 Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Station to Buyer and which must be satisfied under Section 7.1 above shall have been satisfied.

         9.3.3 All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the Station or Buyer's operation thereof.

         9.3.4 All necessary approvals and consents to the assignment to Buyer of the Material Station Agreements on terms no less favorable to Buyer than exist in said agreements today shall have been obtained and delivered to Buyer.

    9.4 No Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against Seller or Buyer that would prevent or make it unlawful to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or to impose damages or penalties upon any of the parties if such transaction is consummated; and, except for proceedings affecting the broadcasting industry generally, no suit, action or governmental proceeding shall be pending or threatened against Seller or Buyer which specifically seeks to prevent or make it unlawful to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or to impose damages or penalties on any party if the transaction is consummated.

    9.5 Delivery of Closing Documents. Seller shall have delivered on or before the Closing Date each of the documents required to be delivered pursuant to
Section 11.2 or as otherwise provided in this Agreement.

                                    ARTICLE X
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF SELLER TO CLOSE

    The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, or each of the following conditions, unless waived by Seller in writing:

    10.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any other Document shall be complete and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes permitted under this Agreement.

    10.2 Performance of Agreement. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.

    10.3 FCC and Other Consents.

         10.3.1 The FCC Order shall have been issued by the FCC (this condition may not be waived), and shall have become a Final Action.

         10.3.2 Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Station to Buyer and which must be satisfied under Section 7.1 above shall have been satisfied.

         10.3.3 All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the Station or Buyer's operation thereof.

         10.4 No Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against Seller or Buyer that would prevent or make it unlawful to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or to impose damages or penalties upon any of the parties if such transaction is consummated; and, except for proceedings affecting the broadcasting industry generally, no suit, action or governmental proceeding shall be pending or threatened against Seller or Buyer which specifically seeks to prevent or make it unlawful to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or to impose damages or penalties on any party if the transaction is consummated.

    10.5 Delivery of Closing Documents. Buyer shall have delivered on or before the Closing Date each of the documents required to be delivered pursuant to
Section 11.3 or as otherwise provided in this Agreement.

                                   ARTICLE XI
                                     CLOSING

    11.1 Closing Date. The Closing shall take place between five (5) and ten
(10) business days after the FCC Order becomes a Final Action, unless waived by Buyer. If finality is waived by Buyer, then Closing shall take place on such date as the parties may mutually agree (the "Closing Date"). The Closing shall occur at a mutually agreeable location.

    11.2 Seller's Performance. At the Closing hereunder Seller shall deliver or cause to be delivered to Buyer the following in each case in form and substance reasonably satisfactorily to Buyer:

         11.2.1 License Assignments. Assignments of the FCC Authorizations in customary form and substance;

         11.2.2 Bill of Sale. A bill of sale and all other appropriate documents and instruments in a form and substance reasonably acceptable to counsel for Buyer assigning good and marketable title to the Tangible Personal Property and all other Acquired Assets not otherwise conveyed (except the Leased Real Property), free and clear of any Liens;

         11.2.3 Leases/Contracts. Such assignments and further instruments of transfer to assign to Buyer on terms no less favorable to Buyer than in said leases as they exist today all of Seller's rights under the Station Agreements free and clear of all Liens and any other adverse claims with, where required, the necessary consents to such assignments;

         11.2.4 Records. Deliver to Buyer copies of the records and documents referenced in Section 2.1.4 above. Such documents need not be provided in person but may be located at the studio/offices of the Station.

         11.2.5 Certificates. (i) A Certificate by Seller, dated as of the Closing Date, certifying that, except as set forth in such Certificate, all of Seller's undertakings and obligations under this Agreement are satisfied as of the Closing Date and all of its warranties and representations remain true and accurate in all material respects as of the Closing Date; (ii) a certificate of the secretary of Seller attesting to the incumbency of each officer of Seller who executes this Agreement and any of the other Documents; and (iii) certified resolutions of Seller's Board of Directors evidencing the authorization and approval of Seller's execution, delivery and performance of this Agreement.

         11.2.6 Opinions of Seller's Counsel. (a) The written opinion of Seller's corporate counsel, dated as of the Closing Date and addressed to Buyers and their lender, that (1) Seller is a corporation duly formed and in good standing in the State of South Carolina; (2) Seller is authorized to sell the Station and the Acquired Assets; (3) all corporate actions necessary to sell the Station and the Acquired Assets pursuant to this Agreement have been duly and properly taken; (4) to the knowledge of counsel, no suit, action or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or that seeks to restrain Seller from carrying out the transactions provided for herein; (5) to the knowledge of counsel, there is no outstanding judgment or any suit, action or claim pending, threatened or deemed by counsel to be probable of assertion, or any governmental proceeding or investigation in progress that could reasonably be expected to have a material adverse effect upon the Acquired Assets to be conveyed hereunder or the Station after Closing, and (b) The written opinion of Seller's FCC Counsel, dated as of the Closing Date and addressed to Buyers and their lender, that: (1) Seller holds the FCC Authorizations, each of which is in full force and effect; (2) they are not subject to any conditions other than those shown on the face of the FCC Authorizations or imposed under generally applicable rules of the FCC; (3) the FCC has granted the FCC Order and such order has become a Final Action (unless the condition on finality has been waived by Buyer as permitted herein); and (4) other than proceeding affecting the broadcast industry generally, there are no proceedings pending or, to such counsel's knowledge, threatened by or before the FCC affecting or relating to the Station or the FCC Authorizations;

         11.2.7 Joint Escrow Instructions. Written instructions to the Escrow Agent directing that the Deposit be delivered to Seller and all interest thereon be delivered to Buyer;

         11.2.8 Wire Instructions. Three (3) days prior to the Closing Date, Seller shall provide to Buyer wire instructions for the payment of the Cash Payment due on the Closing Date.

         11.2.9 Allocation of Purchase Price. Seller and Buyer shall have agreed to allocate the Purchase Price among the Acquired Assets in accordance with a mutually agreeable allocation schedule to be delivered at closing.

         11.2.10 Additional Documents. Such other information, materials and documentation as counsel for Buyer shall have reasonably requested for the purpose of consummating the transactions described herein and to evidence satisfaction of the conditions to Seller's obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Seller at Closing;

    11.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

         11.3.1 Cash. A wire transfer of immediately available funds to Seller, in the amount set forth on Schedule 2.4;

         11.3.2 Certificates. (i) A certificate by Buyer dated as of the Closing Date certifying that, except as set forth in such certificate, all of Buyer's undertakings and obligations under this Agreement are satisfied as of the Closing Date, and all of its warranties and representations remain true and accurate in all material respects as of the Closing Date; (ii) certificates from the Secretary of State of the State of Nevada, dated as near as practicable to the Closing Date, showing that Licensing and Broadcasting are incorporated and in existence in the State of Nevada; (iii) certificates from the Secretary of State of the State of South Carolina, dated as near as practicable to the Closing Date, showing that Licensing and Broadcasting are authorized to do business in the State of South Carolina; (iv) certificates of the secretaries of Licensing and Broadcasting attesting to the incumbency of each officer of Licensing and Broadcasting who execute this Agreement and any of the other Documents; and (iv) certified resolutions of Boards of Directors of Licensing and Broadcasting evidencing the authorization and approval of Licensing's and Broadcasting's execution, delivery and performance of this Agreement.

         11.3.3 Allocation of Purchase Price. Seller and Buyer shall have agreed to allocate the Purchase Price among the Acquired Assets in accordance with a mutually agreeable allocation schedule to be delivered at closing.

         11.3.4 Joint Escrow Instructions. Written instructions to the Escrow Agent directing that the Deposit be delivered to Seller and all interest thereon be delivered to Buyer.

         11.3.5 Additional Documentation. Such additional information, materials, and documentation as counsel to Seller shall have reasonably requested to evidence satisfaction of the conditions to Buyer's obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Buyer at Closing;

                                   ARTICLE XII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
                                 INDEMNIFICATION

    12.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and continue in full force and effect for a period of ninety (90) days after the applicable statute of limitations has expired with respect to any claim by Buyer based upon a claim or action by a third party and for a period of two (2) years following Closing with respect to any claim by Buyer not based on a claim or action by a third party. No claim may be brought under this Agreement or any other Document, unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the relevant survival period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the applicable survival period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

    12.2 Indemnification in General. Buyer and Seller agree that the rights to be indemnified and held harmless set forth in this Agreement, as between the parties hereto and their respective permitted successors and assigns, shall be exclusive of all rights to be indemnified and held harmless that such party (or its permitted successors or assigns) would otherwise have by statute, common law or otherwise.

    12.3 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer, any officer or director thereof, and their permitted assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys' fees) of every kind and description (collectively "Claim") relating to or arising out of:

         12.3.1 Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or

         12.3.2 Except as otherwise provided in the TBA, any debt, liability or obligation of Seller or the Station that arises or results from or is attributable to the operations or business of the Seller or the Station prior to the Closing Date, including but not limited to, liabilities and obligations under Station Agreements to the extent such liabilities and obligations relate to any period before the Closing Date, regardless of whether disclosed in any Schedule or Document and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement, and any liability or obligation of Seller other than the Assumed Obligations arising after the Closing Date; provided, however, that Seller shall not be liable for any Claim arising out of or resulting from Buyer's action or failure to act under the TBA.

    12.4 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller, any officer or director thereof, and their permitted assigns, with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys' fees) of every kind and description relating to or arising out of:

         12.4.1 Any breach or non-performance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or

         12.4.2 The Assumed Obligations and any other liability, obligation or debt of Buyer or the Station that arises or results from and is attributable to the operations or business of the Station on or after the Closing Date or the Commencement Date of the TBA as applicable.

    12.5 Indemnification Procedure. For purposes of administering the indemnification provisions set forth in Sections 12.3 and 12.4, the following procedure shall apply:

         12.5.1 Whenever a claim for indemnification shall arise under this Article, the party entitled to indemnification (the "Indemnified Party") shall promptly and in no event later than fifteen (15) days after receipt of such a claim, give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder, provided that the Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim.

         12.5.2 In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceedings brought by a third party, the Indemnifying Party shall be entitled, at its sole expense, either: (i) to participate therein, or (ii) to assume the entire defense thereof with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party provided that (a) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and
(b) no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however,
(1) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or (2) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause (a) of this sentence, at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.

         12.5.3 If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems appropriate or settle such claim, action, suit or proceeding (after giving notice thereof to the Indemnifying

Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees, in accordance with this Article.

         12.5.4 The Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability with respect to such claim. Neither Buyer nor Seller shall be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station unless express evidence is available establishing actual notice to either party.

    12.6 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither Seller nor Buyer shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the aggregate claims for indemnification by the Indemnified Party exceed Ten Thousand Dollars ($10,000.00) and indemnification shall be made by the Indemnifying Party only to the extent of such excess over Ten Thousand Dollars ($10,000); provided, however, that such limitation shall not apply to the indemnification obligations under Sections 12.3.2 and 12.4.2.

                                  ARTICLE XIII
                                   TERMINATION

    13.1 Termination of Agreement. Seller and/or Buyer may terminate this Agreement upon written notice from one party to the other as provided below:

         13.1.1 by either Seller or Buyer if Closing has not occurred on or before the 270th day following the date of this Agreement; or

         13.1.2 by one party upon written notice by the non-breaching party to the breaching party at any time prior to the Closing specifying a material breach hereunder by the breaching party provided such breach, if capable of being cured, remains uncured for fifteen (15) days after written notice thereof is received by the breaching party; or

         13.1.3 By Seller upon termination of the TBA only by reason of Broker's material breach, or by Buyer upon termination of the TBA by reason of Licensee's material breach; or

         13.1.4 By Buyer as provided in Article XIV; or

         13.1.5 By Seller or Buyer if the Assignment Application is denied by a Final Order; or

         13.1.6 By mutual written consent of Seller and Buyer at any time prior to the Closing. Notwithstanding the foregoing, no party shall be entitled to terminate this Agreement while such party is in material breach hereunder. In the event this Agreement is terminated for any reason other than Buyer's material breach hereunder or under the TBA, Buyer shall be entitled to receive the return of the Deposit together will all interest and other earnings earned thereon while held by the Escrow Agent. If this Agreement is terminated by Seller by reason of Buyer's material breach hereunder or under the TBA, Seller shall be entitled to the Deposit plus all accrued interest and other earnings earned thereon while held by the Escrow Agent. Buyer and Seller shall cooperate in taking such action as necessary to assist the designated party in receiving, the return of the Deposit and the interest and earnings earned while held by the Escrow Agent to the designated party(ies).

                                   ARTICLE XIV
                                  RISK OF LOSS

    14.1 The risk of loss, damage or destruction to any of the Acquired Assets from fire, casualty or other cause (except as the result of the action or inaction of Buyer or its agents or employees arising under the TBA) shall be upon Seller at all times up to 12:01 a.m. on the Closing Date, and it shall be the responsibility of Seller prior to Closing to repair or cause to be repaired and to restore the Acquired Assets as closely as practicable to their condition, prior to any such loss or damage. Upon the occurrence of any such casualty, loss, damage or destruction material to the operation of the Station prior to the Closing (except as the result of the action or inaction of Buyer, its agents or employees arising under the TBA), Seller shall immediately give Buyer written notice setting forth in detail the extent of such loss, damage or destruction, the cause thereof if known, and the insurance coverage and Seller shall use its best efforts promptly to commence and thereafter diligently to proceed to repair or replace any such lost, damaged or destroyed property. However, in the event that such repair or replacement is not fully completed prior to the Closing Date, then the Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the scheduled Closing Date and Buyer determines that Seller's failure to repair or replace would have a material adverse effect on the operation of the Station, Buyer may elect:

         14.1.1 to terminate this Agreement; or

         14.1.2 to consummate the transactions contemplated hereby on the Closing Date with the Acquired Assets in their "as is" condition, in which event Seller shall pay to Buyer the portion of the insurance deductible, if any, not previously met, and assign to Buyer the portion of the insurance proceeds, if any, not previously expended by Seller to repair or replace the damaged or destroyed property; or

         14.1.3 to postpone the Closing Date until fifteen (15) days after Seller provides written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property in a manner and to an extent satisfactory to Buyer, provided that if Seller is unable through its reasonable best efforts to complete such repair or replacement within ninety (90) days after the Seller's notice to Buyer of the casualty, Buyer may then terminate this Agreement on written notice to Seller.

                                   ARTICLE XV
                              DEFAULT AND REMEDIES

    15.1 Non-Material Breaches. Non-material breaches or failures to perform by a party hereunder shall not be grounds for postponing the Closing, or terminating this Agreement, but such breaches or failures shall apply to the limitation of liability in Section 12.6 above.

    15.2 Opportunity to Cure. No party to this Agreement shall be deemed in default hereunder unless such material breach continues for fifteen (15) days after receipt of written notice from the other party specifying in reasonable detail the nature of such default. The defaulting party shall have the right to cure such default within such 15-day period, provided that if Closing is scheduled prior to the end of this period, cure must be accomplished by the Closing Date.

    15.3 Buyer's Remedies. Seller agrees that the Acquired Assets to be conveyed hereunder include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce Seller's performance under this Agreement by action instituted in any court of the United States or any state thereof having jurisdiction over the Seller and Buyer and the matter, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event Buyer terminates of this Agreement as a result of Seller's material breach of this Agreement instead of seeking specific performance, Buyer shall be entitled to the return of the Deposit, plus all accrued interest, and in addition Buyer shall be entitled to recover from Seller Buyer's actual out-of pocket damages arising from such breach.

    15.4 Liquidated Damages. In the event of Seller's termination of this Agreement due to a material breach of Buyer hereunder or under the TBA, then the Deposit, plus all accrued interest, shall be paid to Seller as liquidated damages, it being agreed that the Deposit shall constitute full payment for any and all damages suffered by reason of, and shall constitute Seller's sole remedy at law or in equity for, Buyer's material breach hereunder.

                                   ARTICLE XVI
                                  MISCELLANEOUS

    16.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order to accomplish the transactions contemplated hereby.

    16.2 Payment of Expenses.

         16.2.1 All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by the party primarily liable under applicable law to pay such tax.

         16.2.2 Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

    16.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by hand, by courier (including nationally-recognized overnight delivery service) or sent by registered or certified mail, first class mail, postage prepaid, or by facsimile with receipt confirmation and a follow-up copy sent by nationally-recognized overnight delivery service on the same day as such facsimile, addressed as follows:

    If to Seller:           WSEA, Inc.
                            2014 N. Irby Street
                            Florence, SC 29506
                            Tel: 803-661-5000
                            Fax: 803-661-0888


    Copy (which shall not constitute notice to Seller) to:

                            Frank R. Jazzo, Esquire
                            Fletcher Heald & Hildreth, PLC
                            1300 N. 17th Street, Suite 1100
                            Arlington, VA 22209
                            Tel:   703-812-0400
                            Fax:  703-812-0486

     If to Buyer:           Cumulus Broadcasting, Inc.
                            Cumulus Licensing Corp.
                            c/o QUAESTUS Management Corp.
                            330 E. Kilbourn Ave., Suite 250
                            Milwaukee, WI 53202
                            Attention: Terrence J. Leahy
                            Tel:    414-283-4500
                            Fax:   414-283-4505

     Copy (which shall not constitute notice to Buyer) to:

                            Cumulus Broadcasting, Inc.
                            Cumulus Licensing Corp.
                            875 N. Michigan Ave., Suite 3650
                            Chicago, IL 60611
                            Attention: Richard J. Bonick
                            Tel:   312-867-0091
                            Tel:   312-867-0098

or such other address with respect to either party hereto as such party may from time to time specify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given:

         16.3.1 if sent by first class mail, as of the close of the third business day following the date so mailed;

         16.3.2 if personally delivered or sent by overnight courier, on the date delivered; and

         16.3.3 if faxed, on the date faxed, provided written or verbal confirmation of receipt has been obtained by the sending party.

    16.4 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and the other Documents, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior offers, negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

    16.5 Benefit and Assignment. No party may assign this Agreement of its rights or obligations hereunder to another party without the advance written consent of the other party provided, however, that (i) Buyer may assign its right under this Agreement to one or more affiliates or subsidiary of Buyer, provided such affiliate or subsidiary is controlled by or under common control with Buyer, and so long as Buyer unconditionally guarantees all of such affiliate's or subsidiary's obligations under the Agreement and other Documents, and provided that such assignment occurs prior to the termination of the 30-day period provided for in Section 73.3584 of the FCC's rules, and (ii) any party's rights to indemnification under Article XII hereof will inure to the benefit of and be enforceable by any successor-in-interest by merger or consolidation or by any lender secured by a security interest in such rights to indemnification. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns.

    16.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of South Carolina, including all matters of construction, validity and performance, without regard to its principles of conflicts of laws.

    16.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, modified, discharged or terminated orally but rather only by an instrument in writing signed by both parties. Any written waiver shall be effective only in accordance with its express terms and conditions.

    16.8 Severability. Any provision of this Agreement which is held by any court of competent jurisdiction or as a result of further legislative or administrative action, unenforceable shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without affecting the validity or enforceability of any other provision hereof.

    16.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

    16.10 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    16.11 References. All references in this Agreement to Schedules and Exhibits are to Schedules and Exhibits contained in this Agreement unless a different document is expressly specified.

    16.12 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorneys' fees and other costs and expenses incurred by such party in connection with such suit regardless of whether such suit is prosecuted to judgment. As used herein, "prevailing party" shall mean, in the case of a claimant, one who is successful in obtaining substantially all of the relief sought, and in the case of a defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant.

    16.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the Seller and Buyer to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

    16.14 Confidentiality. Buyer and Seller shall keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (b) is or becomes publicly available or known through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or under applicable law (provided the disclosing party is given reasonable prior notice), or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

    16.15 Press Releases. In the event either party wishes to issue a news release or other announcement regarding this Agreement (other than public notices required by Section 73.3580 of the FCC's rules), such party shall coordinate with the other party in advance with respect to the information to be disclosed and the timing of such disclosure.

                           [INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                   WSEA, INC.

                                   By:
                                     ----------------------------
                                                        (printed)

                                     ----------------------------
                                   Title:
                                        -------------------------

                                   CUMULUS BROADCASTING, INC.

                                   By:
                                     ----------------------------
                                                        (printed)

                                     ----------------------------
                                   Title:
                                        -------------------------

                                   CUMULUS LICENSING CORPORATION

                                   By:
                                     ----------------------------
                                                        (printed)

                                     ----------------------------
                                   Title:
                                        -------------------------

                         TABLE OF EXHIBITS AND SCHEDULES

         EXHIBIT 1                 Escrow Agreement

         SCHEDULE 2.1.3            Station Agreements, Contracts and Leases
         SCHEDULE 2.1.3-A          Advertising Contracts
         SCHEDULE 2.1.5            Intangible Assets
         SCHEDULE 2.4              Purchase Price
         SCHEDULE 3.3              FCC Authorizations
         SCHEDULE 3.4              Tangible Personal Property
         SCHEDULE 3.5              Litigation
         SCHEDULE 3.11             Leased Real Property
         SCHEDULE 3.13             Environmental Exceptions
         SCHEDULE 3.17             Employees
         SCHEDULE 3.19             Financial Statements


                                  Schedule 2.4

    Buyer agrees to pay Seller, as consideration for the purchase contemplated hereunder a total Purchase Price of One Million Three Hundred Thousand Dollars ($1,300,000.00) to be paid as follows:

    Escrow Deposit. Simultaneously with the execution of this Agreement, Buyer shall deposit Sixty-Five Thousand Dollars ($65,000.00) (the "Deposit") with Frank R. Jazzo and J. Griffith Johnson ("Joint Escrow Agents") in the form of a letter of irrevocable letter of credit from Lehman Commercial Paper Inc. The Deposit shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit 1.

    Cash Payment of Balance. Buyer shall pay to Seller at Closing the Purchase
Price: One Million Three Hundred Thousand Dollars ($1,300,000.00). Payment shall be made by wire transfer of immediately available funds pursuant to wire instructions to be provided by Seller in advance of the Closing.